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                                                                     EXHIBIT 2.2

                           LEASE AGREEMENT

                  This LEASE AGREEMENT (this "Lease") is dated this 24th day of November, 2003, between SL INDUSTRIES, INC., a New Jersey corporation ("LANDLORD"), with an address of 520 Fellowship Road, Suite A-114, Mount Laurel, New Jersey 08054, and EVERLAST COATINGS INC., a Delaware corporation ("TENANT"), with an address of 1416 South Sixth Street, Camden, New Jersey 08102, which corporation is qualified to do business in the state of New Jersey.

PREMISES:                  The property with an address of 1416 South Sixth
                           Street, Camden, New Jersey, commonly known as Block
                           350, Lot 5, Camden Township, Camden County, New
                           Jersey, together with the two one-story buildings facilitating manufacturing, storage and office operations, including all drives, walks and parking areas, as more particularly shown on EXHIBIT "A" attached hereto and made a part hereof. The property and the buildings are referred to as the "PREMISES".

LEASE AND BASE RENT
COMMENCEMENT DATE:         The date of the Asset Purchase Agreement by and
                           between the Tenant and the Landlord.

LEASE TERM:                Beginning on the Lease Commencement Date and ending
                           on the tenth anniversary thereof, subject to adjustment and earlier termination as provided in this Lease. If the Commencement Date is not the first day of the month, the first year shall include the partial month in which the Commencement Date occurs and rent and all other charges shall be prorated for such partial month.

     BASE RENT:                PERIOD:        ANNUAL BASE RENT     MONTHLY BASE RENT:
---------------------      ---------------    ----------------    --------------------
                           First Year         $      18,000.00    $ 1,500.00 per month

                           Second Year        $      19,200.00    $ 1,600.00 per month

                           Third Year         $      20,400.00    $ 1,700.00 per month

                           Fourth Year        $      21,600.00    $ 1,800.00 per month

                           Fifth Year         $      22,800.00    $ 1,900.00 per month

                           6th - 10th.Yrs.    $      24,000.00    $ 2,000.00 per month

SECURITY DEPOSIT:          $3,000.00

STANDARD INDUSTRIAL
CLARIFICATION NUMBER:      3471


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BROKER:                    None.

RIGHT OF FIRST REFUSAL:    None.

ADDENDA: Exhibit A (Description of Property); Exhibit B (Landlord, Subordination and Consent).

1. GRANTING CLAUSE. In consideration of the obligation of Tenant to pay Base Rent, and all other sums to be paid by Tenant to Landlord as provided in this Lease (such sums being sometimes referred to as "ADDITIONAL RENT;" and collectively with Base Rent being sometimes referred to as "RENT") as herein provided, and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2. ACCEPTANCE OF PREMISES. Except as may otherwise be expressly provided in this Lease, Tenant shall accept the Premises on the Lease Commencement Date in its "AS-IS" condition, subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Landlord shall have no obligation to perform or pay for any repair or other work therein. Except as provided in this Paragraph 2 and Paragraph 8, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises was in good condition at the time possession was taken except for items that are Landlord's responsibility under this Paragraph 2 and Paragraph 8.

3.       USE. (a)      Subject to Tenant's compliance with all zoning ordinances
         and Legal Requirements (as hereinafter defined), the Premises shall be used only for the purpose of engaging in the business of developing and manufacturing surface coatings and applying the surface coatings to machinery and equipment. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any unreasonably objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb or endanger the Premises.

         (b) Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act if such compliance is required due to Tenant's specific use and occupancy of the Premises during the Lease Term, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, "LEGAL REQUIREMENTS"). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to

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         time. Tenant shall, at its expense, make any alterations or modifications, within the Premises that are required by Legal Requirements related to Tenant's specific use or occupation of the Premises. Tenant shall not use or permit the Premises to be used for any purpose or in any manner that would void any insurance policy on the Premises, increase the insurance risk, or cause the disallowance of any sprinkler credits.

4. BASE RENT. Tenant shall pay Annual Base Rent in 12 equal monthly installments in the amounts set forth on the second page of this Lease. The Security Deposit, if any, and the first full monthly installment of Base Rent shall be due and payable contemporaneously with the execution of this Lease, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Monthly Base Rent on or before the first day of each calendar month succeeding the Monthly Base Rent Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. The obligation of Tenant to pay Monthly Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent due hereunder except where expressly provided in this Lease. Tenant acknowledges that late payment by Tenant to Landlord of any Rent due hereunder will inconvenience Landlord and cause Landlord to incur costs not contemplated by this Lease. Therefore, if Tenant is delinquent in any monthly installment of Monthly Base Rent or other sums due and payable hereunder for more than ten (10) business days, Tenant shall pay to Landlord on demand a late charge equal to three percent (3%) of such delinquent sum. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder, including payment to Landlord of all costs and expenses (including reasonable attorney's fees), or at law and shall not be construed as a penalty.

5. SECURITY DEPOSIT. The Security Deposit shall be held by Landlord as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant when Tenant's obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations under this Paragraph 5.

6. OPERATING EXPENSES; UTILITIES; TAXES. Starting on the Lease Commencement Date, Tenant shall pay the following expenses:

         (a) OPERATING EXPENSES. Any and all costs associated with the maintenance and operation of the Premises, including, without limitation, the costs of: utilities, maintenance, repair and replacement of all portions of the Premises, including without limitation, paving and parking areas, roads (e.g. filling of pot-holes, repair or replacement of the curbs, etc.), roof membranes, alleys, and driveways, mowing, snow removal, landscaping, and exterior painting, the cost of maintaining utility lines, base building fire sprinklers and fire protection systems, if any, exterior lighting and mechanical and building systems serving the Premises, amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing, charges or assessments of any association to which the Premises is subject, the cost of any insurance deductibles for insurance required to be maintained by Tenant hereunder, security services, if any, trash collection, sweeping and removal, and additions or alterations made by Landlord and/or Tenant in order to comply with Legal Requirements or that are appropriate to the continued operation of the Premises as contemplated hereunder for each calendar year during the Lease Term, and the cost of insurance required to be maintained by Tenant pursuant to Paragraph 7 herein, for the Premises for each calendar year during the Lease Term.

         (b) UTILITIES. Any and all costs for water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, security, sprinkler or alarm service central station monitoring, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges, connection charges, and the like pertaining to Tenant's use of the Premises. Tenant, at its expense, shall obtain all utility services for the Premises, including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations hereunder.

         (c) TAXES. Any and all taxes, assessments and governmental charges (collectively referred to as "TAXES") that either (a) accrue against the Premises during the Lease Term if such Taxes are payable in advance, or (b) are assessed against the Premises during the Lease Term, if such Taxes are payable in arrears. All capital levies or other taxes assessed or imposed on Landlord upon the Rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such Rents from the Premises or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as Additional Rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant, and if any such taxes are levied or assessed against Landlord or the Premises and (a) Landlord pays them or (b) the assessed value of the Premises is increased thereby and Landlord pays the increased taxes, then Tenant shall pay to Landlord such taxes within fifteen (15) business days after Landlord's written request therefor.

7. INSURANCE. (a) Tenant shall, during the Lease Term, procure and keep in force the following insurance:

         (i) Commercial general liability ("CGL") insurance (or the equivalent ISO form in use from time to time in the state of New Jersey) naming Landlord, as an additional insured party, providing coverage against any and all claims for bodily injury and property damage occurring in, or about the Premises and land and/or arising out of or in any way related to use and occupancy of the Premises by Tenant or its agents, employees or invitees. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with Two Million Dollars ($2,000,000) aggregate limit and a deductible not to exceed $5,000 and an excess umbrella liability insurance (following form) in the amount of Two Million Dollars ($2,000,000). If Tenant has other locations that it owns or leases the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance, if any, shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease and the minimum limits of coverage set forth in this Lease shall not be construed to limit the coverage available to any additional insured party to an amount which is less than the full policy limit(s) of all applicable policies actually carried by Tenant. Notwithstanding any limits of liability set forth herein or shown on any certificate/evidence of insurance, Landlord shall be entitled to additional insured status on all liability insurance maintained by Tenant.

         (ii) Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than $100,000 per accident, $500,000 for a disease policy limit, and $100,000 for disease limit for each employee.

         (iii) Such other insurance as Landlord deems necessary and prudent, or as required by Landlord's mortgagees or beneficiaries of any deed of trust encumbering the Premises.

         (b) The policies required to be or otherwise maintained by Tenant shall be issued by companies rated A+ or better in the most current issue of Best's Insurance Reports. Insurers shall be admitted insurers in the state of New Jersey, and domiciled in the USA. Certified copies of the policies, or (i) Evidence of Insurance (ACORD Form 27) as to property insurance or (ii) a binder (ACORD 13) followed before expiration of the binder by a copy of the declarations page(s) of the policy with a schedule of all endorsements, shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. In addition, Tenant shall deliver copies of any endorsements requested by Landlord. Such forms shall

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         indicate applicable deductibles, retention, coverage and sub-limits of coverage and shall contain an endorsement each of the insurance companies named thereon adding any additional insured parties required herein. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises, and to the Landlord and other parties as required by this Lease.

         (c) Each policy of insurance required to be or otherwise maintained by Tenant herein shall provide written notification to Landlord and any other additional insured party at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

         (d) In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the required insurance or such lesser alternative insurance coverage as Landlord may elect, and pay the premium therefor. Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including attorneys' fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance and/or efforts to obtain same from Tenant or from other sources.

8. LANDLORD'S REPAIRS. This Lease is intended to be a triple net lease, accordingly, the maintenance and repair obligations to be performed by Landlord, at its sole cost and expense, are limited to the repair or replacement of the Premises' roof structure (excluding roof membrane which is Tenant's responsibility), and maintenance and repair of any defects of the foundation and foundation piers and structural members of the exterior walls and any structural defects in the floor slab (not caused by overloading by Tenant's installations or equipment) and any other structural systems of the Premises (the "BUILDING'S STRUCTURE"), in all cases excluding reasonable wear and tear and insured losses and damages. Tenant shall repair or replace, in accordance with the terms and conditions of Paragraph 9. (b), any damage caused to the Building's Structure by caused by Tenant, its agents, employees and contractors (a "TENANT PARTY"). The term "walls" as used in this Paragraph 8 shall not include exterior windows, window frames, interior glass, personnel doors or overhead doors, door frames, special store fronts, dock bumpers, dock plates or levelers, or office entries, all of which shall be maintained by Tenant. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 8, after which Landlord shall promptly repair such item.

9. TENANT'S REPAIRS. (a) Subject to Landlord's obligation in Paragraph 8, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems including, without limitation, plumbing, plating tank beds, water, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building and mechanical systems and the water tight integrity of the roof membrane (the "BUILDING'S SYSTEMS"). Such repair and replacements include capital expenditures and repairs whose benefit may but is not required

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         to extend beyond the Lease Term. Maintenance and repair of the heating, plating tank beds, ventilation and air conditioning systems and other mechanical and building systems shall be at Tenant's expense pursuant to maintenance service contracts entered into by Tenant.

         (b) In the event that any repair or maintenance obligation required to be performed by Tenant hereunder may affect the structural integrity of the Premises (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such repair, Tenant shall provide Landlord with written notice of the necessary repair or maintenance and a brief summary of the structural component or components of the Premises that may be affected by such repair or maintenance. Within ten (10) business days after Landlord's receipt of Tenant's written notice, Landlord shall have the right, but not the obligation, to elect to cause such repair or maintenance to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant's sole cost and expense. The foregoing sentence is not intended to obligate Tenant to pay for repairs or maintenance to those structural items which are Landlord's responsibility pursuant to Paragraph 8 above, but shall only require Tenant to pay for the repair and maintenance to such structural components to the extent such repair or maintenance is necessitated due to the performance of Tenant's repair and maintenance obligations pursuant to this Paragraph 9.

         (c) Within the fifteen (15) day period prior to the expiration or termination of this Lease, Landlord may inspect the Premises or have same inspected by an engineer for purposes of determining if there is any damage which requires repair and/or that the hot water equipment and the HVAC system are then in good repair and working order. If Landlord believes that there are any repairs that are Tenant's responsibility Landlord shall provide Tenant with a certification from the inspecting engineer specifying such required repairs. If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within ten
         (10) days after demand therefor. Subject to Paragraph 7 and Paragraph 15, Tenant shall bear the full cost of any repair or replacement to any part of the Premises that results from damage caused by Tenant, its agents, contractors, or invitees.

10. TENANT-MADE ALTERATIONS AND TRADE FIXTURES. (a) There shall be no changes to the floor plan of the Premises without Landlord's prior written consent.

         (b) Any non-structural alterations, additions, or improvements, costing in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate in any period of twelve (12) consecutive months, made by or on behalf of Tenant to the Premises ("TENANT-MADE ALTERATIONS") shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations. Any structural alterations, additions, or improvements made by or on behalf of Tenant to the Premises ("STRUCTURAL ALTERATIONS") shall be subject to Landlord's prior written consent, which consent may be withheld or delayed in Landlord's sole discretion. NO REPAIRS, ALTERATIONS, ADDITIONS, OR IMPROVEMENTS PROVIDED FOR OR REQUIRED IN THIS LEASE TO BE MADE BY TENANT, AND NO CONSENT BY LANDLORD TO ANY ALTERATION,

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         ADDITIONS, REPAIRS OR IMPROVEMENTS BY OR ON BEHALF OF TENANT, SHALL BE
         DEEMED TO INCLUDE, EXPRESSLY OR BY IMPLICATION, A CONSENT OR AUTHORIZATION BY LANDLORD TO THE FILING OF ANY CONSTRUCTION LIEN AGAINST THE LANDLORD'S INTEREST IN THE PROPERTY.

         (c) All Tenant-Made Alterations and any Structural Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant-Made Alterations which require Landlord's consent and for any Structural Alterations shall be submitted to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Landlord may monitor construction of the Tenant-Made Alterations. Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

         (d) Tenant shall, upon request, provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall make reasonable arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker's compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors.

         (e) Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord requires removal at Tenant's expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord's consent to any Tenant-Made Alterations. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall repair any and all damage caused by such removal.

         (f) Tenant, at its own cost and expense and without Landlord's prior approval, may erect such equipment necessary for the functioning of a plating facility as contemplated herein (collectively "TRADE FIXTURES") in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload the floors or otherwise damage the Premises, and which may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord's requirements set forth above. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall remove its Trade Fixtures and shall repair any and all damage caused by such removal.

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11.      SIGNS. Tenant shall not make any changes to the exterior of the
         Premises, install any exterior lights, decorations, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall have the right to install, at Tenant's sole cost and expense and subject to Landlord's reasonable consent as provided herein and to Tenant's obtaining all applicable permits and complying with all applicable laws and ordinances, one or more facade mounted and/or ground mounted signs. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (a) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (b) has had a reasonable opportunity to review them. Notwithstanding the foregoing sentence, Landlord will provide its consent or reasonable objection and reasonable request for modification of Tenant's signage plans within ten (10) days of receipt by Landlord of Tenant's request for consent and of the items listed under subsection (a) of the preceding sentence. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building fascia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments.

12. RESTORATION. (a) If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within thirty (30) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed ninety (90) days from the date the damage occurs, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord's notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take ninety (90) days or less, then, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant. Tenant at Tenant's expense may in its sole judgment perform all repairs or restoration not required to be done by Landlord and shall if it so chooses, re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease upon thirty (30) days prior written notice to the other if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than ninety (90) days to repair such damage.

         (b) If the Premises are destroyed or substantially damaged, either party may terminate this Lease by delivering written notice of termination to the other within thirty (30) days after such destruction or damage, whereupon the Lease shall be deemed to be terminated within thirty (30) days after such notice of termination and upon the expiration of such thirty (30) day period all rights and obligations hereunder shall cease and terminate, except for any liabilities which accrued prior to Lease termination.

         (c) If such damage or destruction is caused by the act(s) or omission(s) of Tenant, its employees, agents or contractors, Tenant shall pay to Landlord with respect to any damage to the Premises the amount of the commercially reasonable deductible under Landlord's insurance policy, if any, within fifteen (15) days after presentment of Landlord's invoice.

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         Monthly Base Rent shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant. Except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

13. CONDEMNATION. If any part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "TAKING" or "TAKEN"), and (a) the Taking would prevent or materially interfere with Tenant's use of the Premises, then upon sixty (60) days prior written notice by Landlord or Tenant this Lease shall terminate and Monthly Base Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Monthly Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and Landlord shall restore the Premises to its condition prior to the Taking; provided, however, Landlord's obligation to so restore the Premises shall be limited to the award Landlord receives in respect of such Taking. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for the value of its leasehold estate, for moving expenses and damage to Tenant's Trade Fixtures, if a separate award for such items is made to Tenant.

14. ASSIGNMENT AND SUBLETTING. (a) Without Landlord's prior written consent (which shall not be unreasonably withheld, delayed or conditioned), Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises (each being a "TRANSFER") and any attempt to do any of the foregoing shall be void and of no effect. For purposes of this Paragraph 14, a transfer of the ownership interests controlling Tenant shall be deemed a Transfer of this Lease. Relevant criteria in determining reasonableness of approval include, but are not limited to, credit history of a proposed assignee or sublessee, negative references from prior landlords, concern over the environmental impact of the business to be conducted on the Premises by such proposed assignee or sublessee and any change or intensification of use of the Premises. Notwithstanding any approved assignment or approved sublease, the Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant or that obtains control of Tenant through a merger or reorganization, or any of its subsidiaries or affiliates, or any entity controlled by Tenant or under common control with Tenant including without limitation any subsidiary, affiliate or successor in interest (each of such persons or entities a "TENANT AFFILIATE"), without the prior written consent of Landlord; provided, however, Tenant shall provide at least ten (10) days written notice prior to assigning this Lease to, or entering into any sublease with, any Tenant Affiliate and reasonable evidence of the affiliate relationship.

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         (b) Notwithstanding any Transfer, Tenant and any guarantor or surety of
         Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such Transfer).

         (c) If this Lease is assigned or any concession or license is granted within the Premises or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, pledgee or licensee or other occupant and, except to the extent set forth in the preceding subparagraph, apply the amount collected to the next Rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder. Any approved assignment shall be expressly subject to the terms and conditions of this Lease. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers.

15. ASSUMPTION OF LIABILITIES AND INDEMNIFICATION. Tenant assumes all liabilities for all claims, demands, losses, liabilities, lawsuits, judgments, damages, costs and expenses ("Losses") arising from any occurrence on the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, licensees, employees, contractors and agents ("Tenant's Representatives"), or from Tenant's or Tenant's Representatives, failure to perform its obligations under this Lease, except for Losses arising from any occurrence taking place prior to the Lease Commencement Date or caused by the sole or gross negligence of Landlord or its agents. This indemnity provision shall survive termination or expiration of this Lease. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Paragraph 15. Notwithstanding the foregoing, the parties' rights and obligations with respect to Environmental Conditions or Environmental Claims (as such terms are defined in Paragraph 27 below) shall be set forth in Paragraph 27 below.

16. INSPECTION AND ACCESS. Landlord and its agents, representatives, and contractors may enter the Premises during normal business hours with reasonable advance telephone notice to Tenant to (i) inspect the Premises, (ii) make such repairs as may be required or permitted pursuant to this Lease, and (iii) test and remediate the soil, ground water equipment and systems transporting, holding or discharging Hazardous Materials and (iv) review other environmental conditions, may be necessary or appropriate, to fulfill Landlord's responsibilities under any Remedial Action or otherwise meet its obligations under any Environmental Laws. Landlord and Landlord's representatives may enter the Premises during business hours with advance notice to Tenant for the purpose of showing the Premises to prospective purchasers or, during the last year of the Lease Term or the last year of any renewal periods or extensions thereof, to prospective tenants upon providing advance notice. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Premises is available for sale during the last year of the Lease Term or the last year of any renewal periods or extensions thereof. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction interferes with Tenant's use or occupancy of the Premises in Tenant's sole opinion. At Landlord's request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

17. QUIET ENJOYMENT. Tenant shall, subject to Tenant's observance of the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

18. SURRENDER. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. Upon termination of the Lease Term or earlier termination of Tenant's right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received (subject to Tenant's rights hereunder to make Tenant-Made Alterations or other alterations consented to by Landlord) broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraph 15 and Paragraph 16 excepted. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property. All obligations of Tenant and Landlord hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations and all obligations concerning the condition and repair of the Premises.

19. HOLDING OVER. If Tenant fails to vacate the Premises after the expiration of the Lease Term, Tenant shall be a tenant from month to month, and Tenant shall pay, in addition to any other Rent or other sums then due Landlord, Monthly Base Rent at the rate of 200% of the then prevailing Monthly Base Rent, which shall be payable in advance on the first day of each calendar month. Tenant shall also be liable for all expenses pursuant to Paragraph 6 herein incurred during such holdover period. In addition, Tenant shall be liable for all damages (including reasonable attorneys' fees and expenses) incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 19 shall not be construed as consent for Tenant to retain possession of the Premises. After the ninth anniversary of the Commencement Date, Tenant and Landlord shall enter into good faith discussions to determine whether to enter into an extension of the Lease.

20. EVENTS OF DEFAULT. Each of the following events shall be an event of default ("EVENT OF DEFAULT") by Tenant under this Lease:

         (a) Tenant shall fail to pay any installment of Monthly Base Rent or any other payment required herein when due, and such failure shall continue for a period of ten (10) business days from the date such payment was due.

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

         (b) Tenant or any guarantor or surety of Tenant's obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a "PROCEEDING FOR RELIEF"); (iii) become the subject of any proceeding for relief which is not dismissed within sixty (60) days of its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

         (c) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed and shall not be reinstated within ten
         (10) days of such cancellation, except, in each case, as permitted in this Lease.

         (d) Tenant shall attempt or there shall occur any Transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted in this Lease.

         (e) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after Tenant becomes aware that any such lien or encumbrance has been filed against the Premises.

         (f) Tenant shall fail to execute any instrument of subordination or attornment or any estoppel certificate within the time periods set forth in Paragraph 27 and Paragraph 29, respectively, following Landlord's written request for the same.

         (g) Tenant shall breach any of the requirements of Paragraph 27 and such failure shall continue for a period of ten (10) business days or more after written notice from Landlord to Tenant, provided, however, that if the failure is such that cannot be cured within such ten (10) business day period, Tenant shall be deemed to have cured such default if Tenant has commenced such cure within said ten (10) business day period and has proceeded diligently to prosecute compliance therewith within a reasonable time thereafter.

         (h) Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 20, and (except where a different notice and/or cure period is expressly provided in this Lease) such default shall continue for more than thirty (30) days (or such different notice and/or cure period, as applicable) after Landlord shall have given Tenant written notice of such default, provided, however, that if the thirty (30) day period referred to in this subsection is applicable and the cause for giving such notice involves the making of repairs or other matters reasonably requiring a longer period of time, Tenant shall be deemed to have cured such default if Tenant has commenced such cure within said thirty (30) day period and has proceeded diligently to prosecute compliance therewith within a reasonable time thereafter.

21. LANDLORD'S REMEDIES. (a) Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing and uncured by Tenant, Landlord may at any time thereafter at its election: terminate this Lease or Tenant's right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place or remove and store, all of the furniture, fixtures and equipment at the Premises.

         (b) If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Monthly Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant's or any other occupant's property, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and an amount in cash equal to the then present value of the Monthly Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the date the Premises is leased again. Such present value shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

         (c) If Landlord terminates Tenant's right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys' fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting, after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

         (d) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law. Any

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

         law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, Tenant's obligations hereunder shall not be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting, provided Landlord shall make reasonable efforts to mitigate its damages.

         (e) Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any applicable law. Tenant agrees that Landlord shall have no greater obligation to mitigate damages than the efforts made by Tenant itself to mitigate such damages prior to or after default by Tenant.

22. TENANT'S REMEDIES/LIMITATION OF LIABILITY. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord's obligations hereunder. Other than obligations that may arise under Paragraph 27 below, all obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term "Landlord" in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner's ownership. Other than liabilities that may rise under Paragraph 27 below, (i) any liability of Landlord under this Lease or arising out of the relationship between Landlord and Tenant shall be limited solely to Landlord's interest in the Premises, (ii) no personal liability shall be asserted against

         Landlord in connection with this Lease, and (iii) no recourse shall be had to any other property or assets of Landlord. The obligations of Landlord hereunder shall be binding upon any successor or assign of Landlord, provided that the obligations of Landlord under Paragraph 27 may be assigned only to a successor to all or substantially all of Landlord's business or assets.

23. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

24. SUBORDINATION. (a) This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage ("LANDLORD'S MORTGAGEE"), to attorn to any such holder. The provisions of this Paragraph 24 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder within fifteen (15) days of such request. Tenant's obligation to furnish each such instrument requested hereunder in the time period provided is a material inducement for Landlord's execution of this Lease and any failure of tenant to timely deliver each instrument shall be deemed an Event of Default. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded, such power of attorney will terminate upon the termination or earlier expiration of this Lease. Landlord shall use reasonable efforts to obtain from any current or future Landlord Mortgagee, a non-disturbance agreement in favor of Tenant.

         (b) Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust.

         (c) Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt

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

         requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord's obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of Rent made more than one month in advance.

25. CONSTRUCTION LIENS. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord in, the Premises or to charge the Rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within thirty (30) days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such thirty (30) day period.

26.      ESTOPPEL CERTIFICATES. Tenant agrees, from time to time, within ten
         (10) business days after written request of Landlord, to execute and deliver to Landlord, or Landlord's designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which Rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord's default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord's execution of this Lease and any failure of Tenant to timely deliver each estoppel certificate shall be deemed an Event of Default. No cure or grace period provided in this Lease shall apply to Tenant's obligation to timely deliver an estoppel certificate. Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within ten (10) business days after Landlord's written request thereof.

27. ENVIRONMENTAL LAWS. (a) Definitions. As used herein, the following terms shall have the following meanings:

         (i) "HAZARDOUS MATERIALS" shall mean any substances, materials or wastes, whether liquid, gaseous or solid, or any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, including without limitation, petroleum, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, CERCLA, RCRA, OSHA and ISRA. It is understood and agreed that the provisions contained in this lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a hazardous material at the time of its use or Release (as defined below) but shall thereafter be deemed to be a Hazardous Material.

         (ii) "RELEASE" shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

         (iii) "NOTICE" means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("NJDEP"), the United States Environmental Protection Agency ("USEPA"), the United States Occupational Safety and Health Administration ("OSHA") or other Federal, state or local agency or authority, or any other entity or any individual, concerning any act or omission resulting or which may result in the Releasing of Hazardous Materials into the waters or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey, or into the Environment.

         (iv) "REMEDIAL ACTION" means any and all: (i) investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (ii) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product, Engineering Controls or Institutional Controls (as such terms are defined at N.J.A.C. 7:26E-1.8).

         (v) "ENVIRONMENT" means air, land, surface soil, subsurface soil, sediment, surface water, groundwater, wetlands, and all flora and fauna present therein or thereon.

         (vi) "ENVIRONMENTAL CLAIM" means any and all claims, demands, causes of action, suits, proceedings, administrative proceeding, orders, losses, judgments, decrees, debts, investigations, requests or demands for information, damages (whether to person, property or natural resource), liabilities, court costs, attorneys' fees and other expenses.

         (vii) "ENVIRONMENTAL CONDITIONS" means the Release of any Hazardous Material in, on or from the Premises or into the Environment.

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         (viii)   "ENVIRONMENTAL LAWS" means any and all present or future
                  federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6991 ("RCRA"); the Clean Air Act, 42 U.S.C. Sections 7401-7642; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601-9675 ("CERCLA"); the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; the Federal Occupational Safety and Health Act, 29 U.S.C. Section 657 et seq. ("OSHA"); New Jersey Industrial Site Recovery Act ("ISRA"); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (the "Spill Act"); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; and the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq.; and any and all rules and regulations promulgated thereunder. For purposes of Environmental Laws, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the "owner" and "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant, or Tenant's Representatives, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

         (ix) "REMEDIATION STANDARDS" shall have the meaning provided for under N.J.A.C. 7:26E-18.

         (x) "LANDLORD ISRA COMPLIANCE PROCEEDING" shall mean the administrative proceeding commenced by Landlord in September 2003 pursuant to ISRA with respect to the Premises, which proceeding has been designated ISRA Case No. E2003400.

         (b) Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture, or dispose any Hazardous Material in, on or from the Premises other than in strict compliance with all Environmental Laws and all requirements of this Lease. Tenant shall not Release, permit a Release, or cause any party to Release Hazardous Materials, other than in strict compliance with all Environmental Laws. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time, but not less than once each calendar quarter, relating to Tenant's transportation, storage, use, generation, manufacture, or Release of Hazardous Materials in, on, or from the Premises, and/or Environment, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises of any Environmental Law.

         (c) Tenant's Standard Industrial Classification Number is as set forth above. Tenant will immediately notify Landlord of any changes in this number during the Lease Term.

         Tenant, at its own cost and expense, agrees to comply with all applicable present and future Environmental Laws, rules and regulations of the Federal, State, County and Municipal governments and of all other governmental authorities having or claiming jurisdiction over the Premises or appurtenances thereto, or any part thereof, which are applicable to the Premises and/or the conduct of business thereon, including but not limited to ISRA. Further, Tenant agrees to make submissions to and provide any information required by all governmental authorities requesting same pursuant to Tenant's obligations under this Paragraph 27.

         (d) Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored on the Premises, or Released by Tenant or, Tenant's Representatives, in a manner and to a level that complies with all Environmental Laws and does not limit the use of the Premises for industrial uses permitted by law. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the reasonable time period specified by Landlord or before Tenant's right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within thirty (30) days after Landlord's request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Laws. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise Released without the written approval of the Landlord, which such approval shall not be unreasonably withheld.

         (e) In the event that Landlord shall have received a Negative Declaration or No Further Action and Covenant Not to Sue, as defined by ISRA, or such other written determination by the NJDEP that the Landlord ISRA Compliance Proceeding has been completed to the satisfaction of the NJDEP (the "Landlord ISRA Clearance"), which such Landlord ISRA Clearance shall be obtained at Landlord's sole cost and expense, then prior to (i) closing operations or transferring ownership or operations of Tenant (as defined under ISRA) at the Premises, (ii) the expiration or sooner termination of the Lease, (iii) any assignment of the lease or any subletting of any portion of the Premises, or (iv) any other event caused by Tenant that may trigger ISRA (a "Tenant Triggering Event"), Tenant shall at its own cost and expense, comply with all requirements of ISRA pertaining thereto. Should the NJDEP determine in connection with any ISRA compliance proceeding that a clean-up plan be prepared and that Remedial Action be undertaken to address any Releases of Hazardous Materials, that are caused by Tenant or Tenant's Representatives, the Tenant shall, at Tenant's own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Landlord shall cooperate with Tenant to supply such information and to execute such applications and/or affidavits as Tenant may require in order to satisfy its obligations hereunder.

         (f) In the event the Landlord ISRA Clearance has not been obtained at the time of a Tenant Triggering Event and neither Tenant nor Tenant's Representatives have caused a Release, Landlord shall, at its sole cost and expense, prepare and submit all appropriate notices, plans, financial assurances, applications or reports with the NJDEP and carry out the approved plans, including, without limitation, all Remedial Actions and other requirements of ISRA. Landlord shall be the Ordered Party under the provisions of any Remediation Agreement required by ISRA under this Paragraph 27(f). Tenant shall cooperate with Landlord to supply such information and to execute such applications and/or affidavits as Landlord may require in order to satisfy its obligations hereunder. Nothing herein shall be construed as to mitigate Tenant's obligations under Paragraph 27(b), Paragraph 27(d) and Paragraph 27(g).

         (g) In the event that the NJDEP shall determine, in connection with an ISRA compliance proceeding undertaken by Landlord or Tenant as set forth above, that a clean-up plan be prepared and that a Remedial Action be undertaken to address any Releases of Hazardous Materials that are caused by Tenant or Tenant's Representatives, the Tenant shall, at Tenant's own expense, prepare and submit the required plans and financial assurances and carry out the approved plan, including without limitation all Remedial Actions and other requirements of ISRA in order to remediate the Releases caused by Tenant or Tenant's Representatives. Nothing herein shall be construed as to mitigate Landlord's obligation to perform any Remedial Actions required as a result of a Release by Landlord of any Hazardous Materials.

         (h) In the event of Tenant's failure to comply in full with the foregoing provisions, Landlord may, at its option perform any and all of Tenant's obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable on demand and with interest until payment. Such costs and expenses include but are not limited to state agency fees, engineering fees, cleanup costs, remediation funding sources, filing fees and suretyship expenses.

         (i) At Tenant's sole cost and expense, Tenant shall promptly provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations, laboratory data, and other materials pertinent to Tenant's compliance with and the NJDEP's requirements under applicable Environmental Laws, and the New Jersey Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.1, as they are issued or received by the Tenant.

         (i) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises), claims, demands, actions, suits, damages (excluding punitive damages from the indemnification to the extent that such damages result from acts or omissions of Landlord), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and reasonable costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees) (all of the foregoing collectively referred to as "Losses") which are brought or recoverable against, or suffered or incurred by Landlord as a result of any Release of Hazardous Materials after the Commencement Date or any breach of the requirements under this Paragraph 27 by Tenant, or Tenant's Representatives, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Paragraph 27 shall survive any termination of this Lease.

         (k) Landlord may, at its sole cost and expense, have an environmental consultant appointed to conduct an environmental survey and inspection quarterly (or more often, if required by Landlord) so that Landlord may monitor Tenant's compliance with its obligations under this Paragraph 27. Tenant shall have the right to designate an alternate consultant to complete the quarterly (or more often, if required by Landlord) environmental survey, provided, however, that Landlord must in writing approve said consultant, which approval shall not be unreasonably withheld. Access to the Premises shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Laws or Release or threat of Release of any Hazardous Materials in, onto or from the Premises, or into the Environment. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Laws or claim or liability associated with the Release or threat of Release of any Hazardous Materials in, onto or from the Premises, or into the Environment.

         (l) If applicable, prior to termination of this Lease it shall be the obligation of Tenant to deactivate any identification number, permit, license, etc., issued by the USEPA, the NJDEP or any other Federal, state or local entity dealing with Tenant's generation, treatment, storage or disposal of Hazardous Materials or solid waste and comply with any concomitant notification requirements pursuant to Environmental Laws, or in any other applicable Federal, state or local law, rule or regulation dealing with Hazardous Materials, solid waste and/or environmental protection.

         (m) In the event there shall be filed a lien by the NJDEP or the USEPA against the Premises arising out of a Release of Hazardous Materials caused by Tenant or Tenant's Representatives pursuant to the provisions of the Spill Act or CERCLA, respectively, Tenant shall immediately either: (i) pay the claim and remove the lien from the Premises; or (ii) furnish a bond, cash receipt or other security reasonably satisfactory to the Landlord sufficient to discharge the claim out of which the lien arises.

         (n) In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Paragraph 27 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount no greater than the estimated cost to cure the breach. The requirements of this Paragraph 27 are in addition to and not in lieu of any other provision in the Lease.

         (o) Notwithstanding anything to the contrary in this Lease, Tenant shall not be liable to Landlord under this Lease and Landlord shall indemnify, defend and hold harmless Tenant from and against any Losses arising from any Release of Hazardous Materials or violation of Environmental Laws, to the extent such Environmental Laws had been violated and/or Hazardous Materials existed or were Released prior to the Commencement Date, or any failure of Landlord to satisfy its obligations under this Paragraph 27. Tenant shall cooperate with Landlord and any governmental authorities in all respects in connection with any Remedial Action, including, without limitation, executing any and all required documentation necessary and/or desired by Landlord or such governmental authorities, at no cost to Tenant.

28. RULES AND REGULATIONS. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises. The current rules and regulations are attached hereto. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Premises.

29. SECURITY SERVICES. Tenant acknowledges and agrees that Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

30. FORCE MAJEURE. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord ("FORCE MAJEURE").

31.      ENTIRE AGREEMENT. This Lease, together with (i) Sections 5.2, 6.4 and
         7.1 of the Asset Purchase Agreement, (ii) Section 6.1(e) of the Asset Purchase Agreement with respect to the indemnification of Buyer (as referred to therein) for environmental liabilities as set forth in
         Section 1.3(a)(i) and (x) thereof, and (iii) Section 6.2(d) of the Asset Purchase Agreement with respect to indemnification of Seller and Parent (as referred to therein) for environmental liabilities as set forth in Section 1.3(b)(vii) thereof, constitute the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

32. SEVERABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

33. BROKERS. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first or second pages of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

34. MISCELLANEOUS. (a) Any payments or charges due from Tenant to Landlord hereunder shall be considered Rent for all purposes of this Lease.

         (b) If and when included within the term "Tenant," as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

         (c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the address for Tenant noted on the first page of this Lease, and if to Landlord, addressed to Landlord at the address for Landlord noted on the first page of this Lease. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

         (d) At Landlord's request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual financial statements prepared by Tenant or Tenant's accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Such annual statements shall be certified by the chief executive officer and majority shareholder of the Tenant. Landlord shall hold such financial statements and information in confidence, and shall not disclose the same except: (i) to Landlord's lenders or potential lenders, (ii) to potential purchasers of all or a portion of the Premises, or (iii) if disclosure is required by any judicial or administrative order or ruling.

         (e) Upon full execution by the parties hereto, Landlord or Tenant may prepare, and upon request Landlord or Tenant, as applicable, will execute, a memorandum of lease for recording by the requesting party in the applicable public records. The form of such memorandum shall be reasonable acceptable to Landlord and Tenant.

         (f) Each party acknowledges that it has had the opportunity to consult counsel with respect to this Lease, and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

         (g) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

         (h) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

         (i) Any amount not paid by Tenant within fifteen (15) business days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or three percent (3%) per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

         (j) Construction and interpretation of this Lease shall be governed by the laws of the state of New Jersey, excluding any principles of conflicts of laws.

         (k) Time is of the essence as to the performance of Tenant's obligations under this Lease.

         (l) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda (other than the rules and regulations) and the terms of this Lease, such exhibits or addenda shall control. In the event of a conflict between the rules and regulations attached hereto and the terms of this Lease, the terms of this Lease shall control.

         (m) If either party should prevail in any litigation instituted by or against the other related to this Lease, the prevailing party, as determined by the court, shall receive from the non-prevailing party all costs and reasonable attorneys' fees (payable at standard hourly rates) incurred in such litigation, including costs on appeal, as determined by the court.

35. NO WAIVER OF DISTRAINT. Landlord retains any lien right it might have in the machinery, fixtures and other property ("EQUIPMENT") of Tenant, by virtue of Landlord's common law (if any) and statutory right of distraint because of failure to pay Monthly Basic Rent and Additional Rent; provided that Landlord shall negotiate a mutually agreeable subordination agreement with any lender to Tenant, or any lessor of the Equipment (such lender or lessor referred to as a "SECURED PARTY"), pursuant to which Landlord shall subordinate its statutory lien to such Equipment in favor of such Secured Party.

IN WITNESS WHEREOF, the parties have caused this Lease to be signed by their duly authorized officers or general manager as of the date and year first above written.

                           TENANT:

                           EVERLAST COATINGS INC.

                           By: /s/ John R. Willey
                               ------------------
                               John R. Willey
                               President

                           LANDLORD:

                           SL INDUSTRIES, INC.

                           By: /s/ David R. Nuzzo
                               ------------------
                               David R. Nuzzo
                               Vice President

                                   EXHIBIT "A"
                             DESCRIPTION OF PROPERTY

PROPERTY LOCATION:                     1416-1424 South 6th Street
                                       Camden, New Jersey
                                       Block 350 Lot 5

OWNERSHIP:                             SL Industries, Inc.

PROPERTY TYPE:                         Industrial / Warehouse

PROPERTY SIZE:                         100 x 139 or 13,900 sq.ft. +/-

BUILDING SIZE:                         9,955 sq.ft. +/-

BUILT:                                 1950

ZONING:                                I-2 Industrial (see Map in Addendum)

FLOOD ZONE:                            B (100 yr. to 500 yr. Flood) (See Map)

                                    EXHIBIT B